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                                                                     EXHIBIT 15


August 26, 1996


Public Service Company of New Mexico

We are aware that Public Service Company of New Mexico has incorporated by reference in this registration statement its Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, which includes our reports dated May 8, 1996 and August 2, 1996, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, such reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
    Arthur Andersen LLP


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